UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 22, 2014

First Busey Corporation

(Exact name of registrant as specified in charter)

Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.
Champaign, Illinois  61820
(Address of principal executive offices) (Zip code)

(217) 365-4544
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements.

Employment Agreement with Robin Elliott

On May 22, 2014, First Busey Corporation (the “Company”) and its bank subsidiary, Busey Bank (the “Bank”), entered into an employment agreement (the “Agreement”) with Robin Elliott, Executive Vice President and Chief Financial Officer of the Company and the Bank. The Agreement has an initial one-year term, which began February 1, 2014, and automatically extends for additional one-year terms unless either party gives 90 days’ prior written notice that the term will not be extended.

The Agreement provides: (i) for an initial annual base salary of $250,000; (ii) that Mr. Elliott will be eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, and employee benefits on as favorable a basis as other similarly situated and performing senior executives of the Company; and (iii) for severance benefits in the event of employment termination by the Company other than for cause or by Mr. Elliott for good reason and enhanced severance benefits in the event of either type of termination within 12 months following a change in control of the Company.  The Agreement also contains customary restrictive covenants regarding confidentiality, non-competition and non-solicitation of customers and employees of the Company and its affiliates.

A copy of the Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Employment Agreement by and among First Busey Corporation, Busey Bank and Robin Elliott, effective February 1, 2014

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2014	First Busey Corporation

By:           /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Financial Officer